Exhibit 99.10

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 8 to the Registration Statement on Form N-4 (the “Registration Statement”) of our report dated March 15, 2007, relating to the consolidated financial statements of The Guardian Insurance & Annuity Company, Inc. and of our report dated March 15, 2007, relating to the financial statements of The Guardian Separate Account F, which appear in such Statement of Additional Information. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

April 19, 2007

New York, New York